Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS THIRD QUARTER 2022 RESULTS

Record Returns Driven by Commercial Loan Growth and Asset Sensitive Balance Sheet

Jericho, NY – October 25, 2022 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank”), today announced its operating results for the third quarter of 2022. Significant achievements during the quarter include:

●	Net income increased 21% to $7.7 million, or $0.94 per diluted share, as compared to $6.4 million, or $0.78 per diluted share on a linked quarter basis. Net income and diluted earnings per share were $2.5 million and $0.32, respectively, for the third quarter of 2021.

●	Industry leading returns on average assets and equity of 2.48% and 20.60%, respectively, as compared to 2.00% and 17.81% on a linked quarter basis. Returns on average assets and equity were 0.97% and 7.32%, respectively, for the third quarter of 2021.

●	Strong net interest margin of 5.18% primarily driven by a 61 basis point increase in loan yields on a linked quarter basis (approximately 57% of our loan portfolio is variable rate tied to prime).

●	Our loan portfolio increased $15.8 million on a linked quarter basis to $875.1 million despite elevated paydowns of $43.3 million. Our loan pipeline remains robust for the balance of 2022.

●	Continued solid credit metrics, asset quality and reserve coverage ratios with nonperforming loans to total loans of 0.67% and a reserve for loan losses to total loans of 1.24%.

●	Deposits increased $32.0 million on a linked quarter basis, or 11% annualized, to $1.2 billion with a cost-of-funds of 0.15% (including demand deposits), as a direct result of our highly efficient branchless and technology enabled deposit platforms. Demand deposits and escrow-based NOW accounts represented 38% and 40% of total deposits, respectively.

●	Off-balance sheet sweep funds totaled $496.1 million at quarter end while the associated administrative service payments (“ASP”) fees increased $269 thousand, or 44%, to $886 thousand on a linked quarter basis.

●	Strong payment processing fee income and continued increases in small business clients nationally totaling $5.5 million and 75,000, respectively. Our technology enabled payments platform facilitated the processing of $7.3 billion in credit and debit card payment volume across 142.1 million transactions for our clients. Fee income represents 29% of total revenue.

●	On October 18, 2022, Keefe, Bruyette & Woods initiated analyst coverage for Esquire Financial Holdings, Inc.’s common stock.

●	Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“These outstanding results are a product of Esquire’s increased brand awareness in two unique national markets driven by investments in our digital marketing platform, people, and other tech focused initiatives,” stated Tony Coelho, Chairman of the Board of Directors.

“Our national commercial lending pipeline remains robust and will continue to drive core variable rate loan growth and associated commercial deposit opportunities,” stated Andrew C. Sagliocca, Chief Executive Officer and President. “Additionally, there are significant growth opportunities in our fee-based payment processing vertical as we continue to expand our investment in tech and services. Both national verticals have a large addressable market and benefit from Esquire’s ‘solutions based approach’ to our target clients’ growth needs rather than a product based approach utilized by most financial services companies.”

Third Quarter Earnings

Net income for the quarter ended September 30, 2022 was $7.7 million, or $0.94 per diluted share, compared to $2.5 million, or $0.32 per diluted share for the same period in 2021. Returns on average assets and equity for the current quarter were 2.48% and 20.60%, respectively, compared to 0.97% and 7.32% for the same period of 2021. The third quarter of 2021 was impacted by a $2.5 million charge, net of tax, related to the reclassification of the legacy NFL consumer post settlement loan portfolio. Excluding this charge, net income, diluted earnings per share, return on average assets, and return on average common equity for the third quarter of 2021 was $5.0 million, $0.63, 1.93% and 14.49%, respectively.

Net interest income for the third quarter of 2022 increased $4.3 million, or 37.8%, to $15.5 million, due to growth in average interest earning assets totaling $197.7 million, or 19.9%, to $1.2 billion and increases in the average yields on interest earning assets when compared to the same period in 2021. Our net interest margin increased to 5.18% in the current quarter as the margin was positively impacted by growth in higher yielding variable rate commercial loans and the impact of increases in short-term market interest rates. The average yield on loans increased 78 basis points to 6.53% in the current quarter driven by commercial loan growth. Additionally, approximately 57% of our portfolio is comprised of variable rate commercial loans tied to prime that were positively impacted by increases in short-term market rates. Average loans in the quarter increased $116.2 million, or 15.7%, to $854.4 million when compared to the third quarter of 2021, driven primarily by our national commercial lending platform. Excluding the PPP loan portfolio in the third quarter of 2021, average loan growth would have been approximately 20%. Total loan originations during the quarter were $59.1 million, partially offset by elevated paydowns of $43.3 million. Our loan-to-deposit ratio was 73.7% as our low-cost deposit base increased $210.4 million, or 21.5%, fueled by demand and escrow deposits. Average securities in the quarter increased $76.5 million to $214.7 million as management opportunistically invested excess liquidity in the investment portfolio driving average yields up 41 basis points to 2.08% and increasing interest income $543 thousand to $1.1 million in the current quarter. The increases in short-term market interest rates increased yields and the corresponding interest income on our reverse repurchase agreements as well as our interest earning cash balances.

The provision for loan losses was $650 thousand for the third quarter of 2022 which was a $3.1 million decrease from the $3.8 million third quarter 2021 provision. The third quarter of 2021 included a charge for the reclassification of our legacy NFL consumer post settlement loan portfolio to loans held for sale and were subsequently exited. As of September 30, 2022, Esquire had an allowance to loans ratio of 1.24% as compared to 1.20% in the trailing quarter ended June 30, 2022. The increase in the allowance as a percentage of loans was general reserve driven considering the qualitative factors associated with the current uncertain economic environment.

Noninterest income was $6.4 million for the third quarter of 2022, a $1.5 million increase from the same period in 2021, driven by increases in payment processing fees, ASP fees, and the third quarter of 2021 valuation losses on the NFL portfolio of $384 thousand. Payment processing income was $5.5 million for the third quarter of 2022, a $231 thousand increase from the same period in 2021. Payment processing volumes and transactions for the credit and debit card processing platform increased $1.1 billion, or 17.4%, to $7.3 billion and 27.5 million, or 24.0%, to 142.1 million transactions, respectively, for the quarter ended September 30, 2022, as compared to the same period in 2021. These increases were driven by expansion of our sales channels through ISOs, increased number of merchants, volume increases, the reopening of the economy post pandemic and were facilitated by our focus on technology and other resources in the payments vertical. We use proprietary and industry leading technology to ensure card brand and regulatory compliance, support multiple processing platforms, manage daily risk across 75,000 small business merchants in all 50 states, and perform commercial treasury clearing services for approximately $7.3 billion in processing volume across 142.1 million transactions. ASP fee income totaled $886 thousand for the third quarter of 2022, as this fee income on our off-balance sheet funds is directly impacted by the average balance of those funds and short-term interest rates.

Noninterest expense increased $1.8 million, or 20.3%, to $10.8 million for the third quarter of 2022, as compared to the same period in 2021. This increase was primarily driven by increases in employee compensation and benefits, hiring related costs, advertising and marketing, data processing, and travel and business relations. Employee compensation and benefits costs increased $996 thousand, or 18.0%, due to increases in staff and officer level employees to support our growth, investment in digital platforms and related sales/marketing divisions, and the impact of salary, bonus and stock-based compensation increases. Due to the effects of inflation on the overall economy and consumer prices, we proactively increased our employees’ base salary at year-end in excess of industry and national averages to support employee retention. Hiring related costs increased $278 thousand as we continue to invest in staffing to support our growth. Advertising and marketing costs increased $191 thousand, or 66.1%, as we continued to grow our digital marketing platform and expand our thought leadership in our national verticals. Data processing costs increased $130 thousand, or 13.3%, due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Travel and business relations costs increased $74 thousand as we continued to re-engage in our traditional high touch marketing and sales efforts to complement our digital marketing efforts.

The Company’s efficiency ratio was 49.3% for the three months ended September 30, 2022, as compared to 55.6% in 2021.

The effective tax rate was 26.5% for the third quarter of 2022, as compared to 27.0% for the same period in 2021.

Year to Date Earnings

Net income for the nine months ended September 30, 2022 was $19.4 million, or $2.37 per diluted share, compared to $11.2 million, or $1.42 per diluted share for the same period in 2021. Returns on average assets and equity for the nine months ended September 30, 2022 were 2.14% and 17.88%, respectively, compared to 1.52% and 11.36% for the same period of 2021.

Net interest income for the nine months ended September 30, 2022 increased $9.0 million, or 28.1%, to $41.0 million, due to growth in average interest earning assets totaling $216.7 million, or 22.8%, to $1.2 billion and increases in the average yields on interest earning assets when compared to the same period in 2021. Our net interest margin increased to 4.69% in the current period as the margin was positively impacted by growth in higher yielding variable rate commercial loans and the impact of increases in short-term market interest rates. The average yield on loans increased 32 basis points to 6.08% when comparing 2022 to the prior year period. Average loans increased $118.8 million, or 16.8%, to $824.4 million when compared to the prior year period, driven primarily by growth in the commercial loan portfolio. Average securities increased $70.5 million to $201.5 million as management opportunistically invested excess liquidity in the agency bond portfolios driving average yields up 35 basis points to 1.97% and increasing interest income $1.4 million to $3.0 million in the current year. The movement in short-term market interest rates increased yields and interest income on our reverse repurchase agreements as well as our interest earning cash balances.

The provision for loan losses was $2.1 million for the nine months ended September 30, 2022, which was a $4.3 million decrease from 2021 provision of $6.4 million due to the charge recognized in 2021 on our legacy NFL consumer post settlement loan portfolio.

Noninterest income was $18.1 million for the nine months ended September 30, 2022, a $2.3 million increase from the same period in 2021, driven by increases in payment processing fees and ASP fees in the current year and net valuation losses of $384 thousand on the NFL portfolio in the prior year. Payment processing income increased $339 thousand as compared to the prior year period despite $500 thousand in early termination fees in 2021. Payment processing volumes and transactions for the credit and debit card processing platform increased $3.3 billion, or 18.7%, to $20.7 billion and 72.0 million, or 22.2%, to 396.0 million transactions, respectively, for the nine months ended September 30, 2022, as compared to the same period in 2021. These increases were driven by expansion of our sales channels through ISOs, increased number of merchants, volume increases and the reopening of the economy post pandemic. ASP fee income increased from $29 thousand in 2021 to $1.5 million in 2022 as this fee income on our off-balance sheet funds is directly impacted by the average balance of those funds and short-term interest rates.

Noninterest expense increased $4.3 million, or 16.3%, to $30.6 million for the nine months ended 2022, as compared to the same period in 2021. This increase was primarily driven by increases in employee compensation and benefits, hiring related costs, data processing, travel and business relations, and advertising and marketing and occupancy and equipment costs, offset by a decrease in consulting services. Employee compensation and benefits costs increased $2.8 million, or 17.1%, due to increases in staff and officer level employees to support our growth, investment in digital platforms and related sales/marketing divisions, and the impact of salary, bonus and stock-based compensation increases. Due to the effects of inflation on the overall economy and consumer prices, we proactively increased our employees’ base salary at year-end in excess of industry and national averages to support employee retention. Consulting service costs decreased $293 thousand, or 32.9%, partially offsetting the increase in employee compensation and benefits as previously contracted consultants were hired, primarily in our technology development and digital marketing departments. Hiring related costs increased $553 thousand as we continue to increase our staffing to support our growth. Data processing costs increased $433 thousand, or 15.8%, due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Travel and business relations costs increased $191 thousand as we continued to re-engage in our traditional high touch marketing and sales efforts on a national basis to complement our digital marketing efforts. Advertising and marketing costs increased $173 thousand, or 18.5%, as we continued to grow our digital marketing platform and expand our thought leadership in our national verticals. Occupancy and equipment costs increased $156 thousand, or 7.4%, primarily due to amortization of our investments in internally developed software to support our new digital platform and additional office space to support our continued growth.

The Company’s efficiency ratio was 51.7% for the nine months ended September 30, 2022, as compared to 55.0% in 2021.

The effective tax rate was 26.5% for the nine months ended 2022, as compared to 26.1% for the same period in 2021.

Asset Quality

At September 30, 2022, nonperforming loan balances totaled $5.8 million and consisted of two commercial law firm loan facilities with strong loan to collateral values. As of September 30, 2022, the allowance for loan losses was $10.9 million, or 1.24% of total loans, as compared to $8.7 million, or 1.16% of total loans at September 30, 2021. The increase in the allowance as a percentage of loans was general reserve driven considering the qualitative factors associated with the current uncertain economic environment.

Balance Sheet

At September 30, 2022, total assets were $1.3 billion, reflecting a $224.3 million, or 20.0% increase from September 30, 2021. This increase was attributable to loans held for investment increasing $131.0 million, or 17.6%, to $875.1 million, driven by commercial and commercial real estate loans, funded with low-cost deposits. Excluding the effects of net payoffs of our PPP loans totaling $11.7 million, our loan growth was $143.0 million, or 19.5%, when comparing September 30, 2022 to 2021. Our higher yielding variable rate commercial loans increased $92.0 million, or 23.8%, during this same period, driven by our national litigation lending platform. Our sales pipeline remains robust, anchored by our current and future digital marketing plans, robust proprietary CRM platform and our employees that support current and future growth. Commencing in the first quarter of 2022, we invested a portion of our excess liquidity in held-to-maturity securities, totaling $80.1 million at September 30, 2022. Our available-for-sale securities portfolio decreased $30.3 million, or 21.4%, to $111.4 million as compared to September 30, 2021.

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	At September 30,		At December 31,		At September 30,
	2022		2021		2021

	(Dollars in thousands)
Real estate:
Multifamily	$263,689	30.1%	$254,852	32.5%	$240,055	32.2%
Commercial real estate	83,515	9.5	48,589	6.1	53,437	7.2
1 – 4 family	31,496	3.6	40,753	5.2	44,022	5.9
Total real estate	378,700	43.2	344,194	43.8	337,514	45.3
Commercial	478,854	54.7	427,859	54.6	386,818	51.9
PPP	—	—	4,249	0.5	11,693	1.6
Consumer	18,424	2.1	8,681	1.1	8,651	1.2
Total loans held for investment	$875,978	100.0%	$784,983	100.0%	$744,676	100.0%
Deferred loan fees and unearned premiums, net	(864)		(466)		(584)
Loans, held for investment	$875,114		$784,517		$744,092

Loans held for sale, net (included in Other assets)	$—		$14,100		$14,200

Total deposits were $1.2 billion as of September 30, 2022, a $210.4 million, or 21.5%, increase from September 30, 2021. This was primarily due to a $173.9 million, or 31.7%, increase in Savings, NOW and Money Market deposits to $723.0 million, a $28.7 million, or 6.9%, increase in noninterest bearing demand deposits to $445.6 million, and a $7.8 million increase in time deposits to $18.9 million. The increase in deposits was primarily driven by commercial and escrow low-cost and noninterest bearing deposits from our litigation and small business platforms. Off-balance sheet sweep funds totaled $496.1 million at quarter end, representing additional sources of liquidity for future growth. Our deposit growth and off-balance sheet funds continue to demonstrate our highly efficient branchless and technology enabled deposit platforms.

Stockholders’ equity increased $11.4 million to $148.5 million as of September 30, 2022, compared to September 30, 2021, primarily due to net income and amortization of share-based compensation, partially offset by other comprehensive losses of $15.8 million. This other comprehensive loss reflects the current unrealized losses on our available-for-sale agency MBS portfolio, net of tax, that have been negatively impacted by recent increases in short-term market interest rates. Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; the continuing impact of the COVID-19 pandemic on our business and results of operation; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	September 30,	December 31,	September 30,
	2022	2021	2021
ASSETS
Cash and cash equivalents	$182,125	$149,156	$138,235
Securities purchased under agreements to resell, at cost	50,225	50,271	50,899
Securities available-for-sale, at fair value	111,375	148,384	141,703
Securities held-to-maturity, at cost	80,102	—	—
Securities, restricted at cost	2,810	2,680	2,680
Loans, held for investment	875,114	784,517	744,092
Less: allowance for loan losses	(10,885)	(9,076)	(8,665)
Loans, net of allowance	864,229	775,441	735,427
Premises and equipment, net	2,852	3,334	3,443
Other assets	53,825	49,504	50,883
Total Assets	$1,347,543	$1,178,770	$1,123,270

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$445,557	$409,350	$416,849
Savings, NOW and money market deposits	722,972	599,747	549,069
Certificates of deposit	18,928	19,312	11,125
Total deposits	1,187,457	1,028,409	977,043
Other liabilities	11,548	6,626	9,046
Total liabilities	1,199,005	1,035,035	986,089
Total stockholders' equity	148,538	143,735	137,181
Total Liabilities and Stockholders' Equity	$1,347,543	$1,178,770	$1,123,270

Selected Financial Data
Common shares outstanding	8,082,918	8,088,846	7,847,494
Book value per share	$18.38	$17.77	$17.48
Equity to assets	11.02%	12.19%	12.21%

Capital Ratios (1)
Tier 1 leverage ratio	11.57%	11.46%	11.32%
Common equity tier 1 capital ratio	14.77%	14.79%	14.79%
Tier 1 capital ratio	14.77%	14.79%	14.79%
Total capital ratio	15.90%	15.89%	15.90%

Asset Quality - Loans Held for Investment
Nonperforming loans	$5,820	$6	$12
Allowance for loan losses to total loans	1.24%	1.16%	1.16%
Nonperforming loans to total loans	0.67%	0.00%	0.00%
Nonperforming assets to total assets	0.43%	0.00%	0.00%
Allowance to nonperforming loans	187%	NM	NM

(1) Regulatory capital ratios presented on bank-only basis.

NM – Not meaningful

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Interest income	$15,960	$11,493	$41,940	$32,600
Interest expense	413	209	934	597
Net interest income	15,547	11,284	41,006	32,003
Provision for loan losses	650	3,750	2,140	6,400
Net interest income after provision for loan losses	14,897	7,534	38,866	25,603

Noninterest income:
Payment processing fees	5,458	5,227	16,287	15,948
Other noninterest income	974	81	1,768	292
Gain (loss) on loans held for sale	—	(384)	88	(384)
Total noninterest income	6,432	4,924	18,143	15,856

Noninterest expense:
Employee compensation and benefits	6,519	5,523	18,952	16,189
Other expenses	4,319	3,484	11,657	10,124
Total noninterest expense	10,838	9,007	30,609	26,313
Income before income taxes	10,491	3,451	26,400	15,146
Income taxes	2,780	932	6,996	3,951
Net income	$7,711	$2,519	$19,404	$11,195

Earnings Per Share
Basic	$1.01	$0.34	$2.54	$1.50
Diluted	$0.94	$0.32	$2.37	$1.42

Selected Financial Data
Return on average assets	2.48%	0.97%	2.14%	1.52%
Return on average equity	20.60%	7.32%	17.88%	11.36%
Net interest margin	5.18%	4.50%	4.69%	4.50%
Efficiency ratio (1)	49.3%	55.6%	51.7%	55.0%

(1)	Efficiency ratio represents noninterest expenses divided by the sum of net interest income plus noninterest income.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Three Months Ended September 30,
	2022			2021
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$854,447	$14,055	6.53%	$738,281	$10,709	5.75%
Securities, includes restricted stock	214,722	1,126	2.08%	138,200	583	1.67%
Securities purchased under agreements to resell	49,771	377	3.01%	50,972	150	1.17%
Interest earning cash and other	72,902	402	2.19%	66,726	51	0.30%
Total interest earning assets	1,191,842	15,960	5.31%	994,179	11,493	4.59%

NONINTEREST EARNING ASSETS	43,358			33,765

TOTAL AVERAGE ASSETS	$1,235,200			$1,027,944

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$572,966	$368	0.25%	$453,678	$189	0.17%
Time deposits	19,141	44	0.91%	11,126	19	0.68%
Total interest bearing deposits	592,107	412	0.28%	464,804	208	0.18%
Borrowings	48	1	8.27%	54	1	7.35%
Total interest bearing liabilities	592,155	413	0.28%	464,858	209	0.18%

NONINTEREST BEARING LIABILITIES
Demand deposits	481,599			414,930
Other liabilities	12,966			11,550
Total noninterest bearing liabilities	494,565			426,480
Stockholders' equity	148,480			136,606

TOTAL AVG. LIABILITIES AND EQUITY	$1,235,200			$1,027,944
Net interest income		$15,547			$11,284
Net interest spread			5.03%			4.41%
Net interest margin			5.18%			4.50%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Nine Months Ended September 30,
	2022			2021
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$824,402	$37,499	6.08%	$705,609	$30,408	5.76%
Securities, includes restricted stock	201,502	2,975	1.97%	131,019	1,588	1.62%
Securities purchased under agreements to resell	49,307	699	1.90%	51,185	470	1.23%
Interest earning cash and other	92,617	767	1.11%	63,354	134	0.28%
Total interest earning assets	1,167,828	41,940	4.80%	951,167	32,600	4.58%

NONINTEREST EARNING ASSETS	46,577			32,054

TOTAL AVERAGE ASSETS	$1,214,405			$983,221

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$557,316	$841	0.20%	$424,468	$536	0.17%
Time deposits	19,186	90	0.63%	11,098	59	0.71%
Total interest bearing deposits	576,502	931	0.22%	435,566	595	0.18%
Borrowings	67	3	5.99%	70	2	3.82%
Total interest bearing liabilities	576,569	934	0.22%	435,636	597	0.18%

NONINTEREST BEARING LIABILITIES
Demand deposits	481,887			405,427
Other liabilities	10,817			10,393
Total noninterest bearing liabilities	492,704			415,820
Stockholders' equity	145,132			131,765

TOTAL AVG. LIABILITIES AND EQUITY	$1,214,405			$983,221
Net interest income		$41,006			$32,003
Net interest spread			4.58%			4.40%
Net interest margin			4.69%			4.50%